Exhibit 10.13

Payment Agreement with Jining Tianruitong Corporation

Based on the former “Patent Transfer Contract” and “Supplementary Agreement to Patent Transfer” between Shan Dong Spring Pharmaceutical Ltd and Jining Tianruitong Corporation, due to the changes occurred during the patent transfer process, the following amendments considering the payments are agreed by the both parties:

1. The purchase agreement for the patent named “” is canceled because the patent was not transferred within the required timeframe.

2. An additional payment of RMB 10,000,000 to Jining Tianruitong Corporation, agreed in the “Supplementary Agreement to Patent Transfer” was also canceled because Jining Tianruitong Corporation failed to transfer all of the three patents to Shan Dong Spring Pharmaceutical Ltd and Shandong Spring Pharmaceutical Ltd should not have any additional liability to Jining Tianruitong.

3. Shandong Spring Pharmaceutical Ltd only makes payment for the two patents already transferred. The total amount is RMB 72,000,000. Shandong Spring already made payment of RMB 61,000,000 before October, 2012. The rest of the payment of RMB 11,000,000 will be paid after the signoff of this agreement by the both parties.

This Agreement has two copies and will become effective when they are signed by the both parties.

Shan Dong Spring Pharmaceutical Ltd.	Jining Tianruitong Technology Corporation
Representative: Yan, Tinghe	Representative: Ma, Ning

January 1, 2013